SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):
                                 August 15, 1997

                                    KTI, INC.
               (Exact name of Registrant as specified in Charter)


     New Jersey                   33-85234                22-2665282
(State or other juris  -        (Commission             (IRS Employer
diction of incorporatio n)      File Number)           Identification
                                                           Number)


7000 Boulevard East, Guttenberg, New Jersey                  07093
(Address of principal executive office)                   (Zip Code)


Registrant's telephone number including area code        (201) 854-7777


                                 Not Applicable
         (Former name and former address, as changed since last report)



ITEM 5.   OTHER EVENTS

     On August 15 through 19, 1997, KTI, Inc. (the "Company" or the "Registrant") consummated the offering of its 8.75% Series B Convertible Exchangeable Preferred Stock (the "Series B Convertible Preferred"). The Company issued 856,000 shares of the Series B Convertible Preferred at a price of $25.00 per share, The gross proceeds of the offering were $21.4 million. Transaction costs and the placement agent's fees are estimated at $1,395,000, resulting in estimated proceeds to the Company of $20,005,000.

     The Series B Convertible Preferred is convertible into common stock at $11.75 per share and is redeemable, at the option of the Company: (a) on August 15, 1999 for $26.47 per share if the bid price of the Common Stock has averaged not less than 1.5 times the then conversion price during the preceding 20 consecutive trading days; and (b) at $26. 1 0 on August 15, 2000 and declining at approximately $0.37 per share as of August 15 of each subsequent year until August 15, 2003 when the Series B Convertible Preferred may be called at $25.00 per share. The Series B Convertible Preferred is subject to mandatory redemption at $25.00 per share on August 15, 2004. At the option of the Company, such mandatory redemption of the Series B Convertible Preferred may be made in cash or in shares of Common Stock of the Company, valued at 95% of the average closing price of the Common Stock during the 20 trading days prior to such redemption date. The Series B Convertible Preferred is also subject to mandatory redemption upon the occurrence of a change of control, at the option of the shareholders holding a majority of the Series B Convertible Preferred. In such event, the Company must purchase any Series B Convertible Preferred (other than shares owned by a Series B Convertible Preferred shareholder who voted in favor of the change of control transaction) tendered in cash for a price equal to $25.00 per share plus any accumulated and unpaid dividends through the last dividend payment date.

     So long as any shares of the Series B Convertible Preferred are outstanding, the Company may not issue any new securities in parity with, or senior to, the Series B Convertible Preferred unless: (a) the proforma ratios for the latest twelve months of net income available for preferred dividends is not less than 1:1; and (b) earnings before interest, taxes, depreciation and amortization, exclusive of non recurring items, less capital expenditures, securities amortization and redemption, cash, taxes and changes in working capital to preferred dividends is not less than 1.2:1, unless an affirmative vote or consent of the majority of the outstanding shares of Series B Convertible Preferred has been received.

     The Company, at its option, may exchange all, but not less than all, of the then outstanding shares of Series B Convertible Preferred into 8.75% Convertible Subordinated Notes due August 15, 2004 (the "8.75% Convertible Subordinated Notes") on the first business day of February, May, August or November of any year. If the 8.75% Convertible Subordinated Notes are issued, the Company is obligated to qualify the trust indenture for the 8.75% Convertible Subordinated Notes and the trustee appointed thereby under the Trust Indenture Act of 1939, as amended.

     The Series B Convertible Preferred have no voting rights, other than with respect to matters specifically affecting the rights of the Series B Convertible Preferred shareholders as a class, unless the Company shall have failed to: (a) declare and pay in full dividends accumulated for more than four consecutive quarters; or (b) to satisfy any mandatory redemption obligation.

     Credit Research & Trading LLC acted as the placement agent for the issuance of the Series B Convertible Preferred and provided advisory services to the Company in connection therewith. In partial consideration for their services, Credit Research & Trading LLC received a warrant (the "Warrant") to purchase 95,750 shares of common stock of the Company at $11.75 for such advisory services. The warrant expires on August 15, 2002, unless exercised sooner.

     The Company has agreed to register the Series B Convertible Preferred, the 8.75% Convertible Subordinated Notes, if issued, the underlying shares of Common Stock of the Company into which the Series B Convertible Preferred or the 8.75% Convertible Subordinated Notes may be converted and the underlying shares of Common Stock of the Company to be issued upon the exercise of the Warrant.

     The Company has appointed the American Stock Transfer and Trust Company ("American Stock Transfer"), 40 Wall Street, New York, New York 10005 as transfer agent for the Series B Convertible Preferred. On September 2, 1997, American Stock Transfer will become the successor transfer agent for the Company's Common Stock.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

     (a) Exhibits

Exhibit Number Description

4.1 Certificate of Amendment to the Restated Certificate of Incorporation of KTI, Inc., filed August 8, 1997,

10.1 Placement Agreement dated August 7, 1997 between KTI, Inc. and Credit Research & Trading LLC.

10.2 Warrant Agreement dated August 7, 1997 between KTI, Inc. and Credit Research & Trading LLC.

10.3 Registration Rights Agreement dated August 15, 1997 between KTI, Inc. and the purchases named therein.

99.1           Press release issued by KTI, Inc, on August 1997.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   KTI, Inc.
                                   (the Registrant)



Dated:  August 22, 1997            By: /s/ Martin J. Serigi
                                   Name:  Martin J. Sergi
                                   Title: President